Exhibit 23.2

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Investments” in the Pre-Effective Amendment No. 1 to the Registration Statement (Commission File No. 333-220997) on Form S-11 of Starwood Real Estate Income Trust, Inc. and in the prospectus included therein.

December 20, 2017

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
New York, New York